EXHIBIT j


                       CONSENT OF INDEPENDENT ACCOUNTANTS










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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 25 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 21, 1999, relating to the financial statements and financial highlights appearing in the November 30, 1998 Annual Report to Shareholders of the Phoenix Multi-Portfolio Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Additional Information - Independent Accountants" in the Statements of Additional Information.




PricewaterhouseCoopers LLP
Boston, Massachusetts
March 25, 1999